Exhibit 99.1
ACE*COMM REPORTS RECEIPT OF NASDAQ CAPITAL MARKET
NOTIFICATION OF NON-COMPLIANCE WITH LISTING STANDARD
Gaithersburg, MD — May 30, 2007 — ACE*COMM Corporation (NASDAQ: ACEC), a global provider of value-added services and advanced operations support systems (OSS) solutions, today reported that NASDAQ has notified the company it is not in compliance with a continuous listing requirement for inclusion on the NASDAQ Capital Market. Cited was NASDAQ Marketplace Rule 4310(c)(3), which requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or for two of the three most recently completed fiscal years.
Consequently, NASDAQ is reviewing the Company’s eligibility for continuous listing on the Nasdaq Capital Market. To facilitate this review, the Company intends to provide, on or before, June 7, 2007, its specific plan to achieve and sustain compliance with all the Nasdaq Capital Market listing requirements, including the time frame for completing that plan. If, after the conclusion of the review process, Nasdaq determines that the company’s plan does not adequately address the issues noted, the company will be provided with written notification that its securities will be delisted. At that time, the Company may appeal the decision to the Nasdaq Listing Qualifications Panel. The appeal process will suspend delisting until a determination is made by the Panel.
About ACE*COMM
ACE*COMM is a global provider of advanced operations support systems (OSS) and service delivery solutions for telecommunications service providers and enterprises. ACE*COMM’s solutions are applicable to a range of legacy through next-generation networks that include wired, wireless, voice, data, multimedia and Internet communications networks. These solutions provide the analytical tools required to extract knowledge from operating networks — knowledge that network operators use for asset recovery and revenue assurance, cost reduction, improved operational efficiency, acceleration of time to market for new services, and more effective customer care. ACE*COMM’s service delivery solutions provide mobile service providers with award-winning, in-demand consumer-oriented services to help them achieve and sustain market share, generate new revenue and position themselves as market innovators.
For more than 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning more than 4000 installations in 70 countries worldwide.

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ACE*COMM-installed products are currently enabling the success of customers and partners such as Alcatel, AT&T, Cisco, General Dynamics, IBM, Level 3 Communications, Marconi, Motorola, Northrop Grumman, Siemens, and Unisys. Headquartered in Gaithersburg, MD, near Washington, DC, area, ACE*COMM has corporate offices in Australia, Canada, China, and the UK. ACE*COMM is an ISO 9001 quality standard complaint company. For more information, visit www.acecomm.com.
Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialize, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission.
Contact:
ACE*COMM
Media Relations:
media@acecomm.com
or
Investor Relations:
Lippert/Heilshorn & Associates
Jody Burfening / Harriet Fried, 212-838-3777
hfried@lhai.com

© 2007 ACE*COMM	News Release	2 of 2